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                                                                    Exhibit 23.2

                       INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-94757 of CheckFree Holdings Corporation on
Form S-3 of our reports dated August 9, 1999 (except for Note 22, as to which the date is May 5, 2000), relating to the consolidated financial statements of CheckFree Holdings Corporation, appearing in and incorporated by reference in the Annual Report on Form 10-K/A of CheckFree Holdings Corporation for the year ended June 30, 1999. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

/s/ Deloitte & Touche LLP


Atlanta, Georgia
July 13, 2000